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                                                                   Exhibit 10.29

                               STAFFING AGREEMENT

This Staffing Agreement (the "AGREEMENT") is effective August 1, 2004, by and between PORTLAND BREWING COMPANY, a corporation organized and existing under the laws of the State of Oregon, with its principal office located at 3015 NW Industrial Street, Portland, OR 97210 ("PBC") and PYRAMID BREWERIES, INC., of 91 South Royal Brougham Street, Seattle, WA 98134 ("PMID").

                                    RECITALS

     A. PBC wishes to contract with PMID for the services of PMID in providing professional or skilled labor in the general field of brewery operations.

     B. PMID is ready, willing, and able to provide such services as may be required by PBC.

     In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

                                   SECTION ONE
                                    SERVICES

A. PMID understands and agrees that services to be provided PBC under and pursuant to this agreement shall be so provided on a day-to-day, as-needed, basis and that PBC in its sole discretion shall determine its need, if any, for services or the continuation of services as may be provided by PMID under and pursuant to this agreement. This is not an exclusive agreement, and PBC may obtain its staffing from any source in PBC's discretion.

B. PMID agrees to provide services upon request of PBC and further agrees that the cost of such services shall not exceed the limitation of cost set forth in PBC's request. In the absence of express limitation, the cost of such services shall not exceed PMID's cost plus five percent (5%).

C. PBC shall have sole discretion to establish the minimum qualifications necessary for the performance of any service to be rendered under and pursuant to this agreement. Further, if at any time and at its sole discretion, PBC determines that the services performed under and pursuant to this agreement by any of the persons provided by PMID are not satisfactory, PBC will so notify PMID in writing, and PMID shall immediately withdraw such individual and, at PBC's option, furnish an individual who meets the qualifications required.

D. If so directed by PBC, PMID's services hereunder shall include all services required for PBC's performance of its duties related to the production and sale of beer under the Production Agreement dated February 14, 2006 between PBC and PMID (the "PRODUCTION AGREEMENT"), and PMID shall discharge such duties as directed by PBC.


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                                   SECTION TWO
                                  COMPENSATION

A. For labor expended by PMID in providing services under and pursuant to this agreement, PMID shall be paid an amount equal to the applicable hourly or daily rate multiplied by the total number of hours or days actually worked by persons provided by PMID.

B. Actual expenses of persons provided by PMID incurred in the providing of services and directly related to such services, shall be reimbursed by PBC to PMID at actual cost when supported by appropriate receipts.

                                  SECTION THREE
                                     PAYMENT

A. Payment for services provided PBC under and pursuant to this agreement shall be net thirty (30) days from the date of receipt by PBC of PMID's invoice. Payment may be by credit on invoices rendered by PBC to PMID, to the extent the offsetting invoices are payable no later than PBC's invoices.

B. If requested by PBC, Agency's invoice shall set forth the date or dates that persons provided by PMID actually worked in providing services under and pursuant to this agreement, in which event beginning and ending dates shall be shown whenever services are provided uninterrupted over a period of time and individual dates shall be shown whenever services have been provided on a day-to-day basis. PMID's invoice shall clearly show the labor classification, name(s) of PMID-provided worker(s), applicable labor rate(s), and the total dollars claimed for the period. Whenever PMID provides services for an extended period of time, PMID shall submit its invoices for labor expended no less often than quarterly.

C. The expenses incurred by PMID-provided workers directly related to the providing of services under and pursuant to this agreement shall be reimbursed by PBC to PMID from regular invoices. Such expenses shall be supported by appropriate receipts and such other supporting details as may be required by PBC.

                                  SECTION FOUR
                        STAFFING AGENCY-PROVIDED WORKERS

     PMID-provided workers who perform services for PBC under and pursuant to this agreement shall be bound by the provisions of this agreement and PMID shall, at the request of PBC, furnish to PBC satisfactory evidence to that effect.

                                  SECTION FIVE
                                 CONFIDENTIALITY

     PMID agrees that (a) all knowledge and information that PMID may receive from PBC or employees or consultants of PBC, or by virtue of the performance of services under and pursuant to this agreement, relating to inventions, products, processes, machinery, apparatus, prices, discounts, costs, business affairs, future plans, or technical data that belong to PBC or to those


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with whom PBC has contracted regarding such information, and (b) all information provided by PMID to PBC in reports of work done, together with any other information acquired or gained by PMID or by PMID-supplied workers, shall for all time and for all purposes be regarded by PMID as strictly confidential and held by PMID in confidence, and solely for PBC's benefit and use, and shall not be used by PMID or directly or indirectly disclosed by PMID to any person whatsoever excepting to PBC or with PBC's written permission.

                                   SECTION SIX
                              AGENCY REPRESENTATION

     PMID represents and warrants that PMID and its PMID-supplied workers have the right to perform the services required under and pursuant to this agreement without violation of obligations to others, and that PMID and its PMID-supplied workers have the right to disclose to PBC all information transmitted to PBC in the performance of services under and pursuant to this agreement, and PMID agrees that any information submitted to PBC, whether patentable or not, may be used fully and freely by PBC.

                                  SECTION SEVEN
                            DURATION AND TERMINATION

A. This agreement shall become effective as of the date stated above and shall expire on the third anniversary thereof. In addition, this agreement may be terminated:

          1. 1. Immediately upon death or incapacity of any person employed or supplied by PMID who, in the sole opinion of PBC, was essential for the successful performance of PMID's obligation under and pursuant to this agreement; or

          2. By either party, with or without cause at any time, upon sixty (60) days' prior written notice; or

          3. By PBC, at any time, upon written notice, if PMID assigns this agreement, or any right or obligation under this agreement, without PBC's prior written consent; or if there is a change in the control or management of PMID that is unacceptable to PBC; or if PMID ceases to function as a going concern or to conduct its labor contracting operations in the normal course of business; or

          4. Immediately upon the termination of the Production Agreement.

B. The obligations of PMID under Section Five above shall survive any expiration or termination of this agreement.

C. Upon termination of this agreement, PMID will return to PBC all written information, drawings, models, and other materials or files supplied to PMID or created by PMID at the expense of PBC.


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                                  SECTION EIGHT
                                 INDEMNIFICATION

     PMID agrees to indemnify and hold PBC, its officers, agents, and employees harmless from and against any and all liabilities, damages, losses, actions, or causes of action, costs, and expenses (including attorney's fees), whether relating to property of PBC or of any third party, or to personal injury or death, arising out of or in any way contributed to by the acts or failure to act of the PMID, its agents, employees, officers, or PMID-supplied workers.

                                  SECTION NINE
                             INDEPENDENT CONTRACTOR

     The status of PMID is that of an independent contractor and not of an agent or employee of PBC and, as such, PMID shall not have the right or power to enter into any contracts, agreements, or any other commitments on behalf of PBC.

                                   SECTION TEN
                                    INSURANCE

     PMID shall maintain in full force and effect, and upon the request of PBC, shall furnish evidence satisfactory to PBC that PMID maintains the following insurance coverages:

A. Comprehensive general liability insurance in the minimum amount of $1,000,000 combined single limit that will cover any and all losses to PBC property, property of third parties, or personal injuries caused by the acts or omissions of PMID.

B. For any vehicle used by PMID or PMID-supplied workers in providing services under and pursuant to this agreement, vehicle liability insurance in the minimum amount of $1,000,000 combined single limit.

C. PMID will carry Workers' Compensation and Employer's Liability Insurance in accordance with applicable law.

                                 SECTION ELEVEN
                                   ASSIGNMENT

     The rights and obligations of PMID under this agreement are personal to PMID and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of PBC.


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                                 SECTION TWELVE
                                ENTIRE AGREEMENT

     This agreement shall constitute the entire agreement between the parties with respect to the provision of staff to PBC by PMID, and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent expressly incorporated in this agreement.

                                SECTION THIRTEEN
                                     NOTICES

     Any notice provided for or concerning this agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this agreement.

                                SECTION FOURTEEN
                                  GOVERNING LAW

     It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Oregon.

                                 SECTION FIFTEEN
                               PARAGRAPH HEADINGS

     The titles to the paragraphs of this agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this agreement.

                                 SECTION SIXTEEN
                            MODIFICATION OF AGREEMENT

     Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

                                SECTION SEVENTEEN
                                    NO WAIVER

     The failure of either party to this agreement to insist upon the performance of any of the terms and conditions of this agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forebearance or waiver had occurred.


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Executed February 14, 2006

                                        PYRAMID BREWERIES, INC.


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                                        By: John Lennon
                                        Its: President and
                                             Chief Executive Officer


                                        PORTLAND BREWING COMPANY


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                                        By: R. Scott MacTarnahan
                                        Its: President